Exhibit 99.7

CONSENT OF ANDREW T. HELLER

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of ARRIS International Limited (“New ARRIS”), and any amendments or supplements thereto, as a person who is about to become a director on New ARRIS’ Board of Directors following the completion of the Combination (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Andrew T. Heller
Name:	Andrew T. Heller
Date:	July 2, 2015